Exhibit 10.1

Jacob Thaysen

Dear Jacob:

On behalf of Illumina, Inc. (“Illumina,” “us,” “our” or “we”), I am happy to extend an offer to you for the position of Chief Executive Officer, reporting to our Board of Directors (the “Board”).  As soon as practicable after the State Date (as defined below), you will be appointed as a member of the Board (in your capacity as Chief Executive Officer) without additional compensation for such services. This offer is contingent upon the accuracy of your representations and warranties below and on your commencing employment with us by October 1, 2023 or such earlier date agreed between you and Illumina (such date, the “Start Date”).  This position is located at our corporate office in San Diego, California.

Compensation and other benefits for this salaried, exempt position will include:

●	Salary: An annualized base salary of $1,000,000, to be paid in accordance with our payroll policies.

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Annual Incentive:  Beginning in fiscal year 2024, eligibility to participate in our annual variable compensation program applicable to other members of the executive leadership team (“ELT”), as established by the Compensation Committee of the Board (the “Committee”), at a target opportunity level equal to 125% of your annual base salary for the year.  For the avoidance of doubt, you will not be eligible to receive an annual incentive award for the 2023 fiscal year.

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Annual Equity Grants:  Subject to your continued employment through the grant date for fiscal year 2024 equity awards for other members of the ELT, you will be granted annual equity awards with an aggregate grant date value of $10,000,000, of which (i) 70% will consist of performance stock units (based on the “target” value) and (ii) 30% will consist of restricted stock units.  Vesting terms and conditions will be aligned with those that apply to other members of the ELT, with performance goals determined by the Committee in its sole discretion, following consultation with you.  Thereafter, subject to Committee review and approval, you will be eligible for annual equity grants with an aggregate “target” grant date value equal to $10,000,000.  Annual equity awards will be subject to a one-year post-vesting holding period (other than any shares necessary to satisfy any applicable taxes).

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Sign-On Bonus:  In order to compensate you for the foregone annual bonus from your current employer, you will receive a one-time cash payment equal to $500,000 (the “Sign-On Bonus”), payable as soon as practicable following the State Date.  If, prior to the second anniversary of the Start Date, you resign your employment for any reason or Illumina terminates your employment due to your gross negligence, misconduct or commission of a felony or crime involving moral turpitude, excluding any such termination that entitles you to severance under a “Change in Control Severance Agreement” entered into with Illumina, then you will be required to repay the full amount of the Sign-On Bonus on or immediately following such resignation or termination.

Illumina  •  5200 Illumina Way  •  San Diego, CA 92122  •  Tel  858.202.4500  •  Fax 858.202.4766  •  www.illumina.com

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Sign-On Equity:   In order to compensate you for equity awards forfeited from your current employer, you will receive a one-time grant of equity awards (the “Sign-On Equity”) as soon as practicable following the Start Date with an aggregate grant date value of $3,500,000, of which (i) 70% will consist of performance stock units (based on the “target” value) subject to the same vesting conditions as applied to relative TSR performance stock units granted to the ELT in fiscal year 2023 and (ii) 30% will consist of restricted stock units vesting in equal installments on the first three anniversaries of the grant date based on your continued employment.  If you resign your employment or Illumina terminates your employment under circumstances requiring repayment of the Sign-On Bonus, then any unvested portions of the Sign-On Equity will be forfeited and you will be required to repay the value, in stock or cash (based on the value at the time of vesting), at Illumina’s election, of any portions of the Sign-On Equity that had vested.

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Equity Matching:  In order to encourage immediate ownership of our stock and align your interests with those of our shareholders, if you purchase any shares of our common stock during the 90-day period beginning on the Start Date (the “Purchased Shares”), then within 120 days of the Start Date you will receive a one-time grant of restricted stock units, vesting on the third anniversary of the grant date subject to your continued employment and holding of the Purchased Shares, with a grant date value equal to the aggregate value of the Purchased Shares, based on the purchase price reportable for purposes of SEC filings, subject to a maximum grant date value of $1,000,000.

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Relocation:  You are expected to relocate to San Diego County as soon as practicable following the Start Date but no later than June 30, 2024 (such date, or the earlier date of your relocation, the “Relocation Date”), and you will be eligible for benefits under our relocation policy for any relocation prior to such date, subject to any terms and conditions of such policy.  In addition, in order to ensure your presence in our offices on a reasonable basis prior to the Relocation Date, you will be provided a monthly cash stipend of $15,000 through the Relocation Date to cover associated travel expenses.

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Benefits:  You will be eligible to participate in any employee benefit plans, programs and arrangements made available to other senior executives of Illumina from time to time, subject to applicable terms and any applicable policies.

As a condition of your acceptance of employment with Illumina, you represent and warrant (i) that you have not disclosed and will not disclose to Illumina any trade secrets or other confidential or proprietary information that, by virtue of the ownership of such information by another person or entity or for any other reason, you may not lawfully so disclose, (ii) that you have not taken from your former employer any trade secrets, confidential information, or other business-related items, including, among other things, materials prepared by you, regardless of where the material is physically or electronically located, and you have returned to your former employer any such items, and (iii) that your employment by Illumina will not conflict with, or result in a breach of, any agreement to which you are a party or by which you may be bound, or any legal duty you owe or may owe to another.

Nothing in this offer letter will be construed as a guarantee of continuing employment for any specified period.  Your employment with Illumina is at-will and is terminable by you or Illumina at any time, with or without cause. The terms of this offer letter will supersede any previous terms or offers of employment, whether verbal or written, which may have related to the subject matter hereof in any way. All payments paid hereunder shall be subject to applicable federal, state and local tax withholding. This offer letter may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

Illumina  •  5200 Illumina Way  •  San Diego, CA 92122  •  Tel  858.202.4500  •  Fax 858.202.4766  •  www.illumina.com

We are excited to extend this opportunity to you and look forward to your acceptance.  Please return the signed offer letter to me by September 1, 2023.

If you have any questions, please let us know.  Congratulations and welcome to the team!

Regards,

/s/ Stephen P. MacMillan

Stephen P. MacMillan
Chairman
Illumina Board

ACCEPTED BY:

/s/ Jacob Thaysen	August 31, 2023
Jacob Thaysen	Date

Illumina  •  5200 Illumina Way  •  San Diego, CA 92122  •  Tel  858.202.4500  •  Fax 858.202.4766  •  www.illumina.com